UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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May 3, 2006

Dear Arbinet Stockholder:

It is my pleasure to invite you to the 2006 Annual Meeting of Stockholders of Arbinet-thexchange, Inc. We will hold the meeting on Thursday, June 15, 2006 at 9:00 a.m., local time, at the University Inn and Conference Center at Rutgers, 178 Ryders Lane, New Brunswick, New Jersey 08901.

The items to be considered and voted on at the Annual Meeting are described in the Notice of Annual Meeting and are more fully addressed in our proxy materials accompanying this letter. We encourage you to read all of these materials carefully and then to vote the enclosed WHITE proxy card.

Whether or not you expect to attend the meeting, please vote your shares by completing, signing, dating and returning the WHITE proxy card in the enclosed postage-prepaid envelope or vote in person at the meeting.

On behalf of your Board of Directors, thank you for your continued support and interest in Arbinet. I look forward to seeing you at the meeting on June 15, 2006.

Very truly yours,

J. Curt Hockemeier

President and Chief Executive Officer

Your vote is very important regardless of the number of shares you own. Please complete, sign, date and return the enclosed WHITE proxy card at your earliest convenience. No postage is required if mailed in the United States.

Stockholders with questions or requiring assistance voting their shares may call Innisfree M&A Incorporated, which is assisting us, toll-free at (888) 750-5834.

This Proxy Statement is dated May 3, 2006, and was first mailed to stockholders of Arbinet on or about May 3, 2006.

ARBINET-THEXCHANGE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 15, 2006

TO THE STOCKHOLDERS OF ARBINET-THEXCHANGE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ARBINET-THEXCHANGE, INC. (the “Company”) will be held at the University Inn and Conference Center at Rutgers, 178 Ryders Lane, New Brunswick, New Jersey 08901, on Thursday, June 15, 2006 at 9:00 a.m. local time. At the meeting, the holders of the Company’s outstanding common stock will act upon the following matters:

1. To elect two Class II directors to serve until the 2009 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

2. To consider and act upon any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

All stockholders of record as of the close of business on May 2, 2006 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any postponements or adjournments thereof. A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the Annual Meeting accompany and form a part of this notice.

You are requested to complete, sign, date and return the enclosed WHITE proxy card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. This will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.

The Arbinet board unanimously recommends that stockholders vote “FOR” the election of the Class II directors on the WHITE proxy card.

By Order of the Board of Directors,

CHI K. ENG

Secretary

New Brunswick, New Jersey

May 3, 2006

YOUR VOTE IS VERY IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

OUR 2005 ANNUAL REPORT ACCOMPANIES THE PROXY STATEMENT.

YOUR VOTE IS IMPORTANT:

If you hold your shares in registered name,

please vote FOR Proposal 1 by signing, dating and returning

the enclosed WHITE proxy card today in the postage-paid envelope provided.

If you hold your shares through a bank, broker or other custodian, only such custodian can vote your shares on your behalf. Please contact your custodian promptly and instruct them to vote your shares FOR Proposal 1 on the WHITE proxy card.

If you have any questions or need any assistance in voting

your shares, please call our proxy solicitor

INNISFREE M&A INCORPORATED

Stockholders call toll-free at (888) 750-5834

Banks and brokers call collect at (212) 750-5833

ARBINET-THEXCHANGE, INC.

120 ALBANY STREET; TOWER II; SUITE 450

NEW BRUNSWICK, NEW JERSEY 08901

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Arbinet-thexchange, Inc. (the “Company” or “Arbinet”), for use at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the University Inn and Conference Center at Rutgers, 178 Ryders Lane, New Brunswick, New Jersey 08901, on Thursday, June 15, 2006 at 9:00 a.m., local time, and any postponements or adjournments thereof. This Proxy Statement and the accompanying WHITE proxy card are being distributed on or about May 3, 2006.

At the Annual Meeting, stockholders will be asked to consider and to vote to elect two Class II directors. The Board of Directors of the Company (the “Board”) has nominated Michael J. Donahue and Leo J. Pound as its candidates for election to our Board.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NAMED NOMINEES ON THE WHITE PROXY CARD.

Execution and return of the enclosed WHITE proxy card are being solicited by and on behalf of our Board for the purposes set forth in the foregoing notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company. Proxies may be solicited, without extra compensation, by directors, nominees, officers and employees of the Company, both in person and by mail, telephone, telefax and other methods of communication. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee not to exceed $300,000, plus reasonable out-of-pocket expenses relating to the solicitation. Approximately 60 Innisfree M&A Incorporated employees will participate in the solicitation of proxies.

Arbinet estimates that total costs relating to the solicitation of proxies (excluding costs of litigation (if any)) are expected to be approximately $750,000, including fees payable to Innisfree. To date, Arbinet has incurred approximately $250,000 in communicating with its stockholders in connection with this proxy solicitation. Actual expenditures may vary materially from this estimate, however, as many of the expenditures cannot be readily predicted. The entire expense of preparing, assembling, printing and mailing this proxy statement and any other related materials and the cost of communicating with Arbinet stockholders will be borne by Arbinet. Appendix A to this Proxy Statement sets forth certain information relating to the Company’s directors, nominees, and executive officers who may be soliciting proxies on the Company’s behalf.

The Annual Report to Stockholders for the fiscal year ended December 31, 2005, including consolidated financial statements and other information with respect to the Company and its subsidiaries, is being mailed to stockholders with this Proxy Statement. Such Annual Report is not part of this Proxy Statement.

Alex Mashinsky and Robert A. Marmon have filed proxy materials with the Securities and Exchange Commission for the purpose of proposing and soliciting proxies in support of a slate of two nominees, Alex Mashinsky and Robert A. Marmon, to stand for election to our Board at the Annual Meeting in opposition to the Company’s nominees to our Board.

Voting Securities of the Company

Only stockholders of record at the close of business on May 2, 2006 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of that date, the Company had 25,854,938 shares of common stock outstanding. The holders of a majority of such shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. A quorum is necessary before business may be transacted at the Annual Meeting except that, even if a quorum is not present, the stockholders present, in person or by proxy, shall have the power to adjourn the Annual Meeting from time to time until a quorum is present. Each stockholder entitled to vote shall have the right to one vote for each share of common stock outstanding in such stockholder’s name.

Whether or not you are able to attend the Annual Meeting, the Company urges you to submit the WHITE proxy, which is being solicited by our Board, and which, when properly executed, will be voted as you direct. The WHITE proxy card provides spaces for a stockholder to vote for our Board’s nominees, or to withhold authority to vote for either or all of such nominees, for election as directors. Directors are to be elected by a plurality of the votes cast at the Annual Meeting. With respect to any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon is required to take action, unless a greater percentage is required either by law or by the Company’s certificate of incorporation or bylaws. In determining the number of votes cast with respect to any voting matter, only those cast “FOR” or “AGAINST” are included. Abstentions and “broker non-votes” will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast. Accordingly, abstentions and “broker non-votes” will have no effect on the vote. “Broker non-votes” are shares held by brokers or nominees as to which (1) voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares, and (2) the broker or nominee does not have discretionary voting power.

If a signed WHITE proxy card is returned and the stockholder has given no direction regarding a voting matter, the shares will be voted “FOR” the election of the two nominees for Class II directors named in this Proxy Statement. Execution and return of the enclosed WHITE proxy card will not affect a stockholder’s right to attend the Annual Meeting and vote in person.

A stockholder of record may revoke a proxy at any time before it has been exercised by: (1) filing a written revocation with the Secretary of the Company; (2) filing a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834.

Stockholders who hold their shares of Arbinet common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the Annual Meeting.

ELECTION OF A CLASS OF DIRECTORS

Our certificate of incorporation provides for a Board consisting of three classes, with each class serving for a staggered three-year term. Our Board currently consists of seven directors. Our Class I directors currently are Robert C. Atkinson and Roger H. Moore. Our Class II directors currently are Deborah D. Rieman and Michael J. Donahue. Our Class III directors currently are J. Curt Hockemeier, Anthony L. Craig and Michael J. Ruane. Dr. Rieman is retiring as a director and was, therefore, not nominated for election to another term. There is no disagreement between Dr. Rieman and the Company.

At the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated Mr. Donahue, who is a current Class II director, and Leo J. Pound for election at the Annual Meeting to serve until the 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each of Messrs. Donahue and Pound has agreed to stand for election at the Annual Meeting as Class II directors. The terms of office of the Class I and Class III directors will expire at the Annual Meetings of Stockholders to be held in 2008 and 2007, respectively, upon the election and qualification of their successors.

Mr. Pound was identified as a candidate for the Board by Mr. Hockemeier. After carefully reviewing his business experience, leadership ability and financial background, the Nominating and Corporate Governance Committee recommended Mr. Pound to the Board. In addition, Mr. Pound is highly respected by the Company’s directors and its management. Mr. Pound has credentials consistent with those articulated in the Company’s Nominating and Corporate Governance Committee Charter. Furthermore, our Board believes that the election of a new member to our Board who is “independent”, as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Security Dealers (the “NASD”), would be mutually beneficial to the Company and its stockholders. Among other things, electing a new, independent director should provide a new voice and fresh perspective to the Board.

The persons named as proxies in the enclosed WHITE proxy card intend (unless instructed otherwise by a stockholder) to vote for the election of Messrs. Donahue and Pound as the Class II directors. In the event that a nominee should become unable to accept nomination or election (a circumstance that our Board does not expect), the proxies intend to vote for any alternate nominee designated by our Board or, in the discretion of our Board, the position may be left vacant.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH CLASS II NOMINEE ON THE WHITE PROXY CARD.

Vote Required for the Election of Directors

With regard to the election of directors, votes may be cast for or withheld. The affirmative vote by the holders of a plurality of the shares of common stock present and voting at the Annual Meeting is required to elect each of the nominees for director. Each share of common stock that is represented, in person or by proxy, at the Annual Meeting will be accorded one vote on each nominee for director. Thus, assuming a quorum is present at the Annual Meeting, the two nominees who receive the most affirmative votes will be elected as Class II directors. For purposes of this vote, abstentions and “broker non-votes” will, in effect, not be counted. Our Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees on the WHITE proxy card.

Directors and Nominees

Set forth below is certain information with respect to each nominee for director and each other person currently serving as a director of the Company. The class and term of office of each such person is also set forth below. This information has been provided by each nominee and director at the request of the Company. None of the directors or nominees for director is related to each other or any executive officer of the Company.

Name	Age	Position
J. Curt Hockemeier	57	President and Chief Executive Officer and Class III Director
Anthony L. Craig	60	Chairman of the Board and Class III Director
Robert C. Atkinson(1)(2)	54	Class I Director
Michael J. Donahue(3)(5)	47	Current Class II Director and Nominee for Election at the Annual Meeting
Roger H. Moore(1)(3)	64	Class I Director
Leo J. Pound(4)	51	Nominee for Class II Director
Michael J. Ruane(1)(5)	52	Class III Director

(1)	Member of the Audit Committee.
(2)	After the Annual Meeting, Mr. Atkinson will no longer serve on the Audit Committee but will serve on the Nominating and Corporate Governance Committee.
(3)	Member of the Compensation Committee.
(4)	If elected to our Board, the nominee has agreed to serve as a member of the Compensation Committee and the Audit Committee.
(5)	Member of the Nominating and Corporate Governance Committee.

Class I—Directors with Term Continuing until 2008

Robert C. Atkinson has served as a director since June 2005. Since June 2000, Mr. Atkinson has served as Director of Policy Research with the Columbia Institute for Tele-Information at Columbia University, which conducts academic research related to telecommunication regulation and public policy. Prior to that, from January 1999 until June 2000, Mr. Atkinson was a Deputy Chief at the Federal Communications Commission in the Common Carrier Bureau. From 1985 to 1999, Mr. Atkinson was Senior Vice President for Legal, Regulatory and External Affairs for Teleport Communications Group, and, after Teleport Communications was acquired by AT&T in mid-1998, he became Vice President of AT&T and Chief Regulatory Officer of AT&T Local Services. Mr. Atkinson received his B.A. degree from the University of Virginia and his J.D. degree from the Georgetown University Law Center.

Roger H. Moore has served as a director since August 2005. In December 2001, Mr. Moore retired as the Chief Executive Officer of Illuminet Holdings, Inc., a leading provider of intelligent network and signaling services. Mr. Moore served as President and Chief Executive Officer of Illuminet Holdings from 1995 to 2001, when it was acquired by VeriSign, Inc., the leading provider of intelligent infrastructure services for the Internet and telecommunications networks. From 1985 to 1995, Mr. Moore served in a variety of senior management positions at Nortel Network, including President of Nortel Japan. Mr. Moore also served as President of AT&T Canada from 1982 to 1985. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University. Mr. Moore is currently a director of Tut Systems, Inc., VerisSign, Inc., Western Digital Corporation and Consolidated Communications, Inc.

Class II—Director Nominees with Term Continuing until 2009

Michael J. Donahue has served as a director since January 2006. Since March 2005, Mr. Donahue has served as a self-employed consultant. From 2000 to March 2005, Mr. Donahue served as Group Executive Vice President and Chief Operating Officer of BearingPoint, Inc., a publicly-held management consulting and systems integration firm. Prior to 2000, Mr. Donahue served as management partner, Solutions, for the consulting business of KPMG LLP, and as a member of the boards of directors of KPMG LLP and KPMG Consulting KK Japan. Since 2001, Mr. Donahue has served as a director of Air Products and Chemicals, Inc. and currently serves as a member of the board of advisors of Villanova University College of Commerce and Finance and the Philadelphia Youth Orchestra. Mr. Donahue holds a B.A. degree from the University of Pennsylvania.

Leo J. Pound is a nominee to serve as a Class II director. Since July 2000, Mr. Pound has been a Principal of Pound Consulting Inc., which provides management consultant services to both public and private enterprises. From February 1999 to July 2000, Mr. Pound was Chief Financial Officer of Marble Crafters, a stone importer and fabricator. From October 1995 to February 1999, he was Chief Financial Officer of Jos. H. Stomel & Sons, a wholesale distributor. Mr. Pound is a certified public accountant and a member of the American and Pennsylvania Institutes of Certified Public Accountants. Mr. Pound is a director and serves on the nominating and corporate governance committee, and is audit committee chairman, of NCO Group Inc. Mr. Pound holds a B.S. degree from LaSalle University.

Class III—Directors with Term Continuing until 2007

J. Curt Hockemeier has served as a director since April 2000 and our President and Chief Executive Officer since August 2000. From April 2000 to August 2000, he served as our President and Chief Operating Officer. Before joining us, from June 1999 to April 2000, Mr. Hockemeier served as Executive Vice President and Chief Operating Officer of Telephony Operations for AT&T Broadband Services. Prior to that, from January 1993 to June 1999, he served as a Senior Vice President, for Teleport Communications Group, Inc., where he was responsible for affiliate services, construction of its newly developing markets and relationships with the cable industry. Mr. Hockemeier received a B.J. degree from the University of Missouri. He completed the Program for Management Development at Harvard Business School.

Anthony L. Craig has served as a director since December 1999 and has been our Chairman of the Board since October 2001. Mr. Craig has served as President and Chief Executive Officer of Safeguard Scientifics, Inc., a diversified technology and services company, from October 2001 to August 2005. From December 1999 to August 2000, he served as Arbinet’s President and Chief Executive Officer. Prior to that, from January 1997 to May 1999, he served as President and Chief Executive Officer of Global Knowledge Network, a premier provider of technology learning services. Mr. Craig is a member of the board of directors of Safeguard Scientifics, Inc. Mr. Craig received a B.S. degree from Dalhousie University.

Michael J. Ruane has served as a director since March 2004. Mr. Ruane has served as Senior Vice President-Finance and Chief Financial Officer for SunGard Data Systems, Inc., a provider of integrated financial services applications and availability services, since February 2001. From May 1994 to February 2001, he served as Vice President and Chief Financial Officer for SunGard Data Systems, Inc. Prior to that, from September 1992 to April 1994, he served as Vice President-Finance and Chief Financial Officer for SunGard Trading Systems. From 1990 to September 1992, he served as Vice President and Controller for SunGard Data Systems. Mr. Ruane received a B.S. degree from LaSalle University and his M.B.A. from the University of Pittsburgh.

EXECUTIVE OFFICERS

The following table identifies our current executive officers:

Name	Age	Position	In Current Position Since
J. Curt Hockemeier	57	President and Chief Executive Officer and Director	April 2000
John J. Roberts	39	Chief Financial Officer	April 2004
Peter P. Sach	46	Chief Information Officer and Senior Vice President of Operations	April 2004
Chi K. Eng	47	General Counsel and Secretary	October 2002

J. Curt Hockemeier has been a director since April 2000 and our President and Chief Executive Officer since August 2000. From April 2000 to August 2000, he served as our President and Chief Operating Officer. Before joining us, from June 1999 to April 2000, Mr. Hockemeier served as Executive Vice President and Chief Operating Officer of Telephony Operations for AT&T Broadband Services. Prior to that, from January 1993 to June 1999, he served as a Senior Vice President for Teleport Communications Group, Inc., where he was responsible for affiliate services, construction of its newly developing markets and relationships with the cable industry. Mr. Hockemeier received a B.J. degree from the University of Missouri. He completed the Program for Management Development at Harvard Business School.

John J. Roberts has been our Chief Financial Officer since April 2004. From March 2003 to April 2004, Mr. Roberts served in various private consulting roles. From April 2000 to February 2003, he served as Chief Financial Officer of Razorfish, Inc., a provider of services designed to enhance communications and commerce through the use of digital technologies. Prior to that, from July 1988 to April 2000, Mr. Roberts served in various positions at PricewaterhouseCoopers LLP, including the position of audit partner from July 1998 to April 2000. Mr. Roberts received a B.S. degree from Boston College.

Peter P. Sach has been our Chief Information Officer and Senior Vice President of Operations since April 2004. From July 2001 to April 2004, he served as our Chief Administrative Officer and Treasurer. From March 2001 to July 2001, he served as Managing Director for Reo Consulting Group, LLC, a management consulting company. Prior to that, from March 2000 to March 2001, he served as Chief Operating Officer for OnTera Broadband, Inc., where he was responsible for day to day operations and geographic development. From June 1999 to March 2000, he served as Senior Vice President, Systems Development and Administration for AT&T Broadband Services, where he was responsible for all information technology operations, developments and business administration. From August 1998 to June 1999, Mr. Sach was the Vice President Strategic Sales for AT&T Business Services, where he was responsible for the sale and delivery of integrated telecommunications solutions to Fortune 100 accounts. Prior to that, from August 1986 to August 1998, Mr. Sach held various positions at Teleport Communications Group. Mr. Sach received a B.S. degree from State University College of New York at Fredonia.

Chi K. Eng has been our General Counsel since October 2002 and our Secretary since November 2001. From April 2000 to October 2002, he served as our Deputy Counsel for Intellectual Property and Patent Licensing. Prior to joining Arbinet, from April 1994 to April 2000, he was an associate at the law firm of Cohen, Pontani, Lieberman & Pavane. Prior to that, from February 1983 to August 1990 Mr. Eng served as an engineer at AT&T Bell Labs developing communications systems. Mr. Eng received a B.S. degree and an M.S. degree from State University of New York at Buffalo and a J.D. degree from Fordham Law School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 18, 2006, with respect to holdings of our common stock by (1) each person known by us to beneficially own more than 5% of the total number of shares of each class of common stock outstanding as of such date, (2) each of our directors and nominees, (3) each of our named executive officers, and (4) all directors and executive officers as a group. This information is based upon information furnished to us by each such person and/or based upon public filings with the Securities and Exchange Commission. Unless otherwise indicated, the address for the individuals below is our address.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of April 18, 2006 through the exercise of any warrant, stock option or other right. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Holders of more than 5% of our voting securities:

AMVESCAP PLC and related entities 30 Finsbury Square London EC2A 1AG England	3,484,641	(2)	13.7%

FMR Corp. and related entities. 82 Devonshire Street Boston, Massachusetts 02109	2,626,000	(3)	10.6

Alex Mashinsky Governing Dynamics Investments, LLC Robert A. Marmon Thai Lee Thai Lee 2003 Grat A	1,687,601	(4)	6.6

EnerTech Capital Partners II, L.P. and related entities 435 Devon Drive, 700 Building Wayne, Pennsylvania 19087	1,551,700	(5)	6.1

J.P. Morgan Partners (23A SBIC), L.P. and related entities 1221 Avenue of the Americas New York, New York 10020	1,815,763	(6)	5.2

The Eureka Interactive Fund Limited and related entities The Adelphi, 13th Floor 1/11 John Adam Street London WC2N 6H7 England	1,258,000	(7)	5.1

Directors, Nominees and Named Executive Officers:

J. Curt Hockemeier	1,063,016	(8)	4.07
John J. Roberts	202,187	(9)	*
Peter P. Sach	231,340	(10)	*
Chi K. Eng	88,487	(11)	*
Anthony L. Craig	696,943	(12)	2.67
Michael J. Donahue	—		—
Leo J. Pound	—		—
Michael J. Ruane	25,625	(13)	*
Robert C. Atkinson	14,896	(14)	*
Roger H. Moore	3,000	(15)	*
All directors, nominees and executive officers as a group (10 persons)	2,325,494	(16)	8.91%

*	Represents beneficial ownership of less than one percent of common stock.
(1)	Our calculation of the percentage of shares beneficially owned is based upon the number of shares of our common stock outstanding as of April 18, 2006 (25,422,355), plus for each listed beneficial owner, any shares of common stock that the listed beneficial owner has the right to acquire within 60 days after April 18, 2006.
(2)	Based on information set forth in an Amendment No. 1 to Schedule 13G/A filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2006. Consists of (a) 3,243,800 shares of common stock held by INVESCO Asset Management Limited, (b) 148,400 shares of common stock held by INVESCO Management Ireland Limited, and (c) 92,411 shares of common stock held by INVESCO Institutional (N.A.), Inc. Each of INVESCO Asset Management Limited, INVESCO Management Ireland Limited, and INVESCO Institutional (N.A.), Inc. are subsidiaries of AMVESCAP PLC. AMVESCAP PLC, through its subsidiaries, provides investment management services to institutional and individual investors worldwide. Executive officers and directors of AMVESCAP PLC or its subsidiaries may beneficially own shares of the Company’s common stock to which the Amendment No. 1 to Schedule 13G/A relates and such shares are not reported in the Amendment No. 1 to Schedule 13G/A. AMVESCAP PLC and its subsidiaries disclaim beneficial ownership of shares of the Company’s common stock owned by any of its executive officers and directors.
(3)	Based on information set forth in an Amendment No. 1 to Schedule 13G/A filed with the Securities and Exchange Commission under the Exchange Act on February 14, 2006. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,587,800 shares of the Company’s common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fa Mid Cap Stock Fund, amounted to 1,949,600 shares of the Company’s common stock outstanding. Fa Mid Cap Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the funds, each has sole power to dispose of the 2,587,800 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 38,200 shares, or 0.154%, of the Company’s common stock outstanding as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 38,200 shares and sole power to vote or to direct the voting of 38,200 shares of common stock owned by the institutional account(s) as reported above.
(4)	Based on information set forth in a Schedule 13D filed with the Securities and Exchange Commission under the Exchange Act on March 27, 2006, as updated by the Preliminary Proxy Statement filed by Alex Mashinsky, Robert A Marmon, Governing Dynamics Investments, LLC and Thai Lee with the Securities and Exchange Commission under the Exchange Act on April 18, 2006. Consists of: (a) 24,870 shares of common stock held by Alex Mashinsky, whose business address is 510 Berkley Square, Memphis, Tennessee 38120; (b) 1,472,221 shares of common stock held by Governing Dynamics Investments, LLC, whose business address is 510 Berkley Square, Memphis, Tennessee 38120; (c) 90,510 shares of common stock held by Robert A. Marmon, whose business address is 339 North Latch’s Lane, Merion Station, Pennsylvania 19066-1728; and (d) 100,000 shares held by Thai Lee, whose business address is Software House International, 2 Riverview Drive, Somerset, New Jersey 08873. Mr. Mashinsky is the sole member and manager of Governing Dynamics Investments, LLC. Each reporting person disclaims beneficial ownership of the shares of common stock held by the other reporting persons, except that Mr. Mashinsky does not disclaim beneficial ownership of the shares of common stock held by Governing Dynamics Investments, LLC. The calculation of the percentage of shares beneficially owned is based upon the number of shares outstanding as of April 18, 2006 (25,422,355).
(5)	Consists of (a) 1,494,686 shares of common stock held by EnerTech Capital Partners II, L.P. (“ECP II”) and (b) 57,014 shares of common stock held by ECP II Interfund L.P. (“Interfund II”). ECP II Management L.P. (“Management II LP”), the general partner of ECP II, ECP II Management LLC (“Management II LLC”), the general partner of Management II LP and Interfund II, and William G. Kingsley, Scott B. Ungerer, Robert E. Keith, Jr., and Mark J. DeNino, the members of the board of managers of Management II LLC, share voting and investment control over the shares in this footnote held by ECP II and Interfund II, and such entities and persons may be deemed to beneficially own the shares held by ECP II and Interfund II, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(6)	Consists of (a) 1,320,958 shares of common stock held by J.P. Morgan Partners (23A SBIC), L.P., (b) 394,218 shares of common stock held by J.P. Morgan SBIC, LLC, and (c) 100,587 shares of common stock held by Sixty Wall Street SBIC Fund, L.P. The general partner of J.P. Morgan Partners (23A SBIC), L.P. (“JPMP-23A SBIC”), is J.P. Morgan Partners (23A SBIC Manager), Inc. (“JPM-23A Manager”), a wholly owned subsidiary of JPMorgan Chase Bank (“JPM Bank”). The sole member of J.P. Morgan SBIC LLC (“JPM-SBIC”) is JP Morgan SBIC Holdings, LLC (“JPM-Holdings”), the sole member of which is J.P. Morgan Capital, L.P. (“JPM-Capital”), the general partner of which is J.P. Morgan Capital Management Company, L.P. (“JPM-Management LP”), the general partner of which is J.P. Morgan Capital Management Company, L.L.C (“JPM-Management LLC”). The general partner of Sixty Wall Street SBIC Fund, L.P. (“60WS-SBIC”), is Sixty Wall Street SBIC Corporation (“60WS-Corp”), a wholly owned subsidiary of Sixty Wall Street Fund, L.P. (“60WS-Fund”), the general partner of which is Sixty Wall Street Management Company, L.P. (“60WS-Management LP”), and the general partner of which is Sixty Wall Street Management Company, LLC (“60WS-Management LLC”). The sole member of JPM-Management LLC and the sole stockholder of 60WS-Management LLC is J.P. Morgan Investment Partners, L.P. (“JPMIP”), of which JPMP Capital LLC (“JPMP Capital”) is the general partner. Each of JPM Bank and JPMP Capital is a wholly owned subsidiary of J.P. Morgan Chase & Co. (“JPMC”), a publicly traded company. Each of JPM-23A Manager, JPM-Holdings, JPM-Capital, JPM-Management LP, JPM-Management LLC. 60WS-Corp, 60WS-Fund, 60S-Management LP, 60S-Management LLC, JPMIP, JPMP Capital, JPM Bank, and JPMC may be deemed beneficial owners of the shares held by JPMP-23A SBIC, JPM-SBJC and 60S-SBIC, however, each disclaims beneficial ownership except to the extent of its pecuniary interest.
(7)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission under the Exchange Act on April 7, 2005, assuming such information was the same at April 18, 2006 and no changes in beneficial ownership since such filing. According to such Schedule 13G, Eureka Interactive Fund Limited shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,258,000 shares of common stock with each of Marshall Wace LLP, Marshall Wace Asset Management Limited, Paul Marshall, Ian Wace, Mark Hawtin and Duncan Ford.
(8)	Includes (a) 462,769 shares of common stock which Mr. Hockemeier has the right to acquire within 60 days after April 18, 2006, (b) 435,472 shares of common stock owned by Mr. Hockemeier, (c) 93,750 shares of restricted common stock, 46,875 of which are unvested, (d) 5,000 shares of common stock which Mr. Hockemeier holds jointly with his spouse; (e) 21,875 shares of common stock held by the William T. Hockemeier Irrevocable Trust, (f) 21,875 shares of common stock held by the Beverly G. Hockemeier Irrevocable Trust, (g) 21,875 shares of common stock held by the Abby S. Hockemeier Irrevocable Trust, and (h) 400 shares of common stock held by Mr. Hockemeier’s spouse.
(9)	Consists of 202,187 shares of common stock which Mr. Roberts has the right to acquire within 60 days after April 18, 2006.
(10)	Consists of 231,340 shares of common stock which Mr. Sach has the right to acquire within 60 days after April 18, 2006.
(11)	Includes (a) 75,221 shares of common stock which Mr. Eng has the right to acquire within 60 days after April 18, 2006, (b) 10,266 shares of restricted common stock, 5,133 of which are unvested, and (c) 3,000 shares of common stock owned by Mr. Eng.
(12)	Includes (a) 16,721 shares of common stock held by Mr. Craig’s spouse, (b) 62,500 shares of common stock held by the Anthony L. Craig 2004 GRAT, (c) 194,861 shares of common stock which Mr. Craig has the right to acquire within 60 days after April 18, 2006, and (d) 422,861 shares of common stock owned by Mr. Craig.
(13)	Consists of (a) 15,625 shares of restricted common stock, 6,836 of which remain subject to a repurchase right by us pursuant to a restricted stock agreement between us and Mr. Ruane, and (b) 10,000 shares of common stock which Mr. Ruane has the right to acquire within 60 days of April 18, 2006.
(14)	Includes (a) 7,521 shares of common stock which Mr. Atkinson has the right to acquire within 60 days of April 18, 2006, (b) 3,000 shares of restricted common stock, all of which remain subject to a repurchase right by us pursuant to a restricted stock agreement between us and Mr. Atkinson, (c) 2,500 shares of common stock which Mr. Atkinson holds jointly with his spouse, and (d) 1,875 shares of common stock owned by Mr. Atkinson.
(15)	Represents 3,000 shares of restricted common stock, all of which remains subject to a repurchase right by us pursuant to a restricted stock agreement between us and Mr. Moore.
(16)	See footnotes 8 through 15 above.

BOARD STRUCTURE AND COMPENSATION

Board of Directors Meetings and Committees

Our Board has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which operates under a charter that has been approved by our Board. Our Audit Committee Charter was attached as an appendix to our proxy statement for our 2005 Annual Meeting of Stockholders and each of our charters is posted on our website at www.arbinet.com. During 2005, our Board held five meetings, the Audit Committee held nine meetings, the Compensation Committee held 11 meetings, and the Nominating and Corporate Governance Committee held eight meetings. During 2005, each director attended at least 75% of the aggregate number of meetings of our Board and of the Board committee or committees on which he or she served during the year.

Audit Committee. During fiscal 2005, the members of our Audit Committee were Messrs. Atkinson, Moore and Ruane. Mr. Ruane chairs the Audit Committee. If elected by our stockholders, Mr. Pound has agreed to serve on our Audit Committee and will replace Mr. Atkinson. Our Audit Committee assists our Board in its oversight of our financial reporting and accounting processes. Management has the primary responsibility for the preparation of financial statements and the reporting processes, including the system of internal controls. Our independent registered public accountants are responsible for auditing our annual financial statements and issuing a report on the financial statements. In this context, the oversight function of our Audit Committee includes:

•	a review of the audits of our financial statements, including the integrity of our financial statements;

•	a review of our compliance with legal and regulatory requirements;

•	a review of the performance of our independent registered public accountants, including the engagement of the independent registered public accountants and the monitoring of the independent registered public accountants’ qualifications and independence;

•	the preparation of the report required to be included in our proxy statement in accordance with Securities and Exchange Commission rules and regulations; and

•	a review of the quarterly and annual reports filed with the Securities and Exchange Commission.

The Audit Committee’s report on the Company’s audited financial statements for the fiscal year ended December 31, 2005 appears elsewhere in this Proxy Statement.

Compensation Committee. During fiscal 2005, the members of our Compensation Committee were Mr. Kingsley, Roland A. Van der Meer and Dr. Rieman. Mr. Van der Meer was a member of the Compensation Committee until he resigned from our Board in November 2005. In January 2006, Mr. Donahue joined the Compensation Committee. Mr. Kingsley chaired the Compensation Committee until March 2006, at which time Mr. Moore joined the Compensation Committee and was appointed the chair. Mr. Kingsley resigned from our Board, and our Compensation Committee, on April 4, 2006. Dr. Rieman will retire from our Board, and our Compensation Committee, at the Annual Meeting. If elected by our stockholders at the Annual Meeting, Mr. Pound has agreed to serve on our Compensation Committee. The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Specific responsibilities of our Compensation Committee include:

•	establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our executive officers and other employees;

•	establishing compensation arrangements and incentive goals for our executive officers and administering compensation plans;

•	reviewing the performance of our executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate based upon performance;

•	reviewing and monitoring our management development and succession plans and activities; and

•	preparing our report on executive compensation for inclusion in our proxy statement in accordance with Securities and Exchange Commission rules and regulations.

The Compensation Committee’s report on executive compensation appears elsewhere in this Proxy Statement.

Nominating and Corporate Governance Committee. During fiscal 2005, the members of our Nominating and Corporate Governance Committee were Dr. Rieman and Messrs. Ruane and Kingsley. Dr. Rieman chaired the Nominating and Corporate Governance Committee until March 2006. In March 2006, Mr. Donahue joined the Nominating and Corporate Governance Committee and was appointed the chair. Mr. Kingsley resigned from our Board on April 4, 2006. Dr. Rieman will retire from our Board, and our Nominating and Corporate Governance Committee, at the Annual Meeting. Mr. Atkinson will replace Dr. Rieman on our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee assists our Board in:

•	identifying individuals qualified to serve as directors, recommending to our Board the director nominees for the next annual meeting of stockholders and recommending to our Board individuals to fill vacancies on our Board;

•	recommending to our Board the responsibilities of each Board committee, the structure and operation of each Board committee, and the director nominees for assignment to each Board committee;

•	overseeing our Board’s annual evaluation of its performance and the performance of other Board committees; and

•	periodically reviewing corporate governance guidelines applicable to us.

The Nominating and Corporate Governance Committee has adopted Corporate Governance Guidelines, which is available on the Company’s website at www.arbinet.com.

The Nominating and Corporate Governance Committee has previously engaged executive search firms in its search for candidates for the Board. For more information, see the section entitled “—Director Compensation” beginning on page 12 of this Proxy Statement.

The Nominating and Corporate Governance Committee recommended that Messrs. Donahue and Pound each be nominated for election as Class II directors to serve until the 2009 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the members of our Compensation Committee has ever been our employee.

Affirmative Determination Regarding Director Independence and

Other Corporate Governance Matters

The Company operates within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers and employees and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

Our Board has determined that the following directors, constituting five of the Company’s seven directors, are each an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of NASD: Dr. Rieman and Messrs. Atkinson, Donahue, Moore and Ruane. If elected to our Board, it is anticipated that Mr. Pound shall qualify under the NASD definition as an independent director. Our Board also has determined that each member and prospective member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees as prescribed by the NASD, the Securities and Exchange Commission, the Internal Revenue Service and applicable committee charters. Our Board has further determined that Mr. Ruane, who serves on the Audit Committee, is an “audit committee financial expert” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If elected to our Board, Mr. Pound shall also qualify as an “audit committee financial expert” under the Exchange Act.

Independent directors of the Company meet in executive session outside the presence of management. Currently, the presiding director for these meetings is Robert C. Atkinson.

Director Compensation

In 2005, each non-employee member of our Board received certain directors’ fees as follows: $5,000 annual retainer for each director, $5,000 annual retainer for each committee chair; $1,500 per meeting of our Board attended; $1,000 for each committee meeting attended in person and not held on the day of a Board meeting; and $350 for each committee meeting that is attended by teleconference and not held on the day of a Board meeting. In addition, we reimburse the members of our Board who are not employees for all reasonable expenses incurred in connection with their attendance at directors’ meetings. Directors who are also our officers or employees do not receive compensation for their services as directors.

In November 2004, our Board approved our 2004 Stock Incentive Plan pursuant to which each non-employee director will automatically receive an option to purchase 25,000 shares of our common stock upon his or her appointment to our Board. In April 2005, our Board modified the initial grant to new non-employee directors under our 2004 Stock Incentive Plan. Each newly elected non-employee director shall have the choice of receiving (1) no shares of restricted stock and options to purchase 25,000 shares; (2) 1,000 shares of restricted stock and options to purchase 22,000 shares; (3) 2,000 shares of restricted stock and options to purchase 19,000 shares; or (4) 3,000 shares of restricted stock and options to purchase 16,000 shares. The options and restricted stock shall vest during the period of and subject to the non-employee director’s continued service as a director.

Subject to an annual evaluation, which evaluation shall be overseen by our Nominating and Corporate Governance Committee, each non-employee director will automatically receive an annual grant of an option to purchase no more than 10,000 shares of our common stock at each year’s Annual Meeting of Stockholders after which he or she will continue to serve as a director. These options will vest as our Board shall determine, subject to the non-employee director’s continued service as a director. Each non-employee director stock option will terminate on the earlier of ten years from the date of grant and three months after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate three months from the date of the director’s death or disability. The exercise price of all of these options will equal the fair market value of our common stock on the date of grant.

In February 2006, our Board unanimously approved certain increases to the compensation of the non-employee members of our Board such that each non-employee member of our Board receives fees as follows: $20,000 annual retainer for each director; $5,000 annual retainer fee for each committee chair, however, the chairman of the Audit Committee will receive a $10,000 annual retainer fee and each member of the Audit Committee, other than the chairman, shall receive an additional $5,000 annual retainer fee; $2,000 per meeting of our Board; $1,000 for each committee meeting attended in person and not held on the day of a Board meeting; and $350 for each committee meeting that is attended by teleconference and not held on the day of a Board meeting. Our Board additionally modified the annual stock grant granted to each non-employee director for continued service on our Board as follows: (1) options to purchase no more than 7,000 shares of the Company’s common stock, and (2) 7,000 shares of the Company’s restricted common stock. The options and the restricted common stock granted to non-employee directors shall vest as our Board shall determine, subject to the non-employee director’s continued service as a director. In addition, we reimburse the members of our Board who are not employees for all reasonable expenses incurred in connection with their attendance at directors’ meetings and for all expenses incurred in connection with business conducted at the direction of our Board. Additionally, the Chairman of the Board shall receive a $40,000 annual retainer fee (such annual retainer fee is in lieu of the increased annual retainer fee of $20,000 for each non-employee director). Directors who are also our officers or employees do not receive compensation for their services as directors. Mr. Atkinson has declined to receive the increased compensation he otherwise would be entitled to receive under the new compensation policy.

During 2005, we granted restricted common stock under our 2004 Stock Incentive Plan to the following non-employee directors:

Name of Director	Number of Shares	Date of Grant
Robert C. Atkinson(1)	3,000	June 16, 2005
Roger H. Moore(2)	3,000	August 3, 2005

(1)	The restrictions on these shares of restricted common stock lapse as to one-third of the shares on June 16, 2006 and lapse in eight equal installments over the next eight quarters thereafter.
(2)	The restrictions on these shares of restricted common stock lapse as to one-third of the shares on August 3, 2006 and lapse in eight equal installments over the next eight quarters thereafter.

During 2005, we granted options to purchase shares of common stock under the 2004 Stock Incentive Plan to the following non-employee directors.

Name of Director	Number of Shares Underlying Options Granted		Grant Date	Exercise Price Per Share
Robert C. Atkinson	16,000	(1)	June 16, 2005	$12.00
Anthony L. Craig	10.000	(2)	June 16, 2005	$12.00
Roger H. Moore	16,000	(1)	August 3, 2005	$6.68
Michael J. Ruane	10,000	(2)	June 16, 2005	$12.00

(1)	One-third of such options vests on the first anniversary of the grant date; the remaining two-thirds of such options vest quarterly, in equal installments, over the next eight quarters.
(2)	Such options fully (100%) vest on the first anniversary of the date of grant.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the years ended December 31, 2003, 2004 and 2005 awarded to, earned by or paid to our chief executive officer and our other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2005. We refer to these persons as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation Awards
		Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($)
J. Curt Hockemeier President and Chief Executive Officer	2005 2004 2003	403,333 400,000 400,000	— 87,400 75,000	— 21,195 22,076	(2) (2)	423,355 — 171,000	(6)	200,000 23,437 25,000	8,400 8,200 17,200	(3) (3) (4)

John J. Roberts(5) Chief Financial Officer	2005 2004 2003	271,250 181,000 —	— 85,000 —	— — —		381,000 — —	(7)	65,000 157,500 —	5,775 5,417 —	(3) (3)

Peter P. Sach Chief Information Officer and Senior Vice President of Operations	2005 2004 2003	275,000 250,000 250,000	— 80,000 100,000	— — —		142,875 — —	(8)	40,000 29,643 27,994	8,400 8,200 5,240	(3) (3) (3)

Chi K. Eng General Counsel and Secretary	2005 2004 2003	174,187 165,000 160,000	— 50,000 60,000	— — —		95,250 18,725 —	(9)	12,500 28,421 —	8,400 5,200 3,138	(3) (3) (3)

(1)	Amounts earned for each fiscal year are paid during the succeeding fiscal year. Thus, the 2003 bonus includes an amount paid in fiscal 2004 for fiscal 2003 and the 2004 bonus includes an amount paid in fiscal 2005 for fiscal 2004.
(2)	Represents principal and interest relating to a portion of a loan to Mr. Hockemeier forgiven by us.
(3)	Represents amounts contributed by us to these executive officers’ 401(k) plans.
(4)	Represents amounts paid by us for a company apartment on behalf of Mr. Hockemeier.
(5)	Mr. Roberts joined the Company as Chief Financial Officer in April 2004. Mr. Roberts’ annual base salary in 2004 was $250,000.
(6)	Represents restricted stock units (“RSUs”) for 66,670 shares of common stock that had a fair market value of $6.35 per share when those units were awarded August 25, 2005. At December 31, 2005 Mr. Hockemeier held 66,670 unvested RSUs. At December 31, 2005 the fair market value per share of our common stock was $7.01. Accordingly, the value of the shares underlying Mr. Hockemeier’s unvested RSUs at December 31, 2005 was $467,357.
(7)	Represents RSUs for 60,000 shares of common stock that had a fair market value of $6.35 per share when those units were awarded August 25, 2005. At December 31, 2005 Mr. Roberts held 60,000 unvested RSUs. At December 31, 2005 the fair market value per share of our common stock was $7.01. Accordingly, the value of the shares underlying Mr. Roberts’ unvested RSUs at December 31, 2005 was $420,600.
(8)	Represents RSUs for 22,500 shares of common stock that had a fair market value of $6.35 per share when those units were awarded August 25, 2005. At December 31, 2005 Mr. Sach held 22,500 unvested RSUs. At December 31, 2005 the fair market value per share of our common stock was $7.01. Accordingly, the value of the shares underlying Mr. Sach’s unvested RSUs at December 31, 2005 was $157,725.
(9)	Represents RSUs for 15,000 shares of common stock that had a fair market value of $6.35 per share when those units were awarded August 25, 2005. At December 31, 2005 Mr. Eng held 15,000 unvested RSUs. At December 31, 2005 the fair market value per share of our common stock was $7.01. Accordingly, the value of the shares underlying Mr. Eng’s unvested RSUs at December 31, 2005 was $105,150.

Option Grants in Last Fiscal Year

The following table contains information regarding grants of options to purchase shares of our common stock to our named executive officers during the year ended December 31, 2005.

Amounts in the following table represent potential realizable gains that could be achieved for the options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are calculated based on the requirements of the Securities and Exchange Commission and do not represent an estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises depend on the future performance of our common stock and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.

Individual Grants

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year(1) (%)		Exercise Price per Share(2) ($/SH)		Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
								5%($)		10%($)
J. Curt Hockemeier	200,000	(4)	24.6%			$25.15	2/22/2015		$—		$—
John J. Roberts	40,000 25,000	(4) (5)	4.9 3.1	% %	$ $	25.15 6.35	2/22/2015 8/24/2015	$ $	— 126,714	$ $	— 295,803
Peter P. Sach	40,000	(4)	4.9%			$25.15	2/22/2015		$—		$—
Chi K. Eng	12,500	(4)	1.5%			$25.15	2/22/2015		$—		$—

(1)	Based on an aggregate of 811,815 shares subject to options granted to our employees in 2005, including the named executive officers.
(2)	The exercise price per share was determined to be equal to the fair market value per share of our common stock on the date of grant.
(3)	The dollar amounts under these columns are the result of calculations at rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. The potential realizable values are calculated using the closing price of $7.01 per share of our common stock as quoted on the NASDAQ National Market on the last trading day of the fiscal year, or December 30, 2005, and assuming that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the assumed appreciated price.
(4)	On August 25, 2005, our Board approved the accelerated vesting of all unvested employee stock options issued under its 2004 Stock Incentive Plan that have an exercise price in excess of $10.00 per share. Pursuant to this action, these options are fully vested.
(5)	Options vest 1/48 per month over a four year period.

Option Exercises and Year-End Option Values

The following table provides information regarding the exercise of stock options during the fiscal year ended December 31, 2005 and the number and value of unexercised options to purchase our common stock held as of December 31, 2005 by our named executive officers. As permitted by the rules of the Securities and Exchange Commission, we have calculated the value of the unexercised in-the-money options at fiscal year end on the basis of the closing price of $7.01 per share of our common stock as quoted on the NASDAQ National Market on the last trading day of the fiscal year, or December 30, 2005, less the applicable exercise price multiplied by the number of shares that may be acquired on exercise. We have calculated the value realized of exercised options based on the difference between the per share option exercise price and the fair market value per share of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable(1)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/ Unexercisable(1)
J. Curt Hockemeier	—	—	481,096/50,678	$1,848,579/$263,523
John J. Roberts	—	—	200,625/21,875	$2,062/$14,438
Peter P. Sach	—	—	228,618/14,192	$1,091,293/$48,431
Chi K. Eng	—	—	73,107/4,126	$225,667/$16,057

(1)	Includes options exercisable within 60 days of December 31, 2005.

Equity Compensation Plan Information

The following table sets forth certain information as of the end of the Company’s fiscal year ended December 31, 2005 with respect to the Company’s compensation plans under which equity securities are authorized for issuance, including the Amended and Restated 1997 Stock Incentive Plan, the First Amended and Restated Non-employee Directors’ and Advisors’ Stock Option Plan, and the 2004 Stock Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,651,022	$12.07	1,239,008
Equity compensation plans not approved by security holders	—	—	—
Total	2,651,022	$12.07	1,239,008

Employment Agreements

J. Curt Hockemeier. We entered into a letter agreement with Mr. Hockemeier, our chief executive officer and president, dated April 4, 2000. Mr. Hockemeier currently receives an annual base salary of $420,000, subject to an annual increase upon review by the Compensation Committee of our Board. Mr. Hockemeier is also eligible for a 75% target bonus, based upon the achievement of assigned performance goals and subject to the approval of our Board.

Under the terms of Mr. Hockemeier’s letter agreement, either the Company or Mr. Hockemeier may terminate his employment at any time upon 60 days’ notice. If Mr. Hockemeier’s employment is terminated by the Company without cause or by him for good reason, we are required to:

•	pay him severance in an amount equal to 12 months’ base salary at the rate in effect on the date of termination, which, as of April 18, 2006, would amount to a payment of $420,000;

•	reimburse him for certain COBRA payments for 12 months following the date of termination, which, as of April 18, 2006, would amount to a payment of $9,600;

•	pay him an amount equal to employer contributions to our retirement plan for 12 months following the date of termination, assuming he contributed the maximum amount to such plan, which, as of April 18, 2006, would amount to a payment of $8,400; and

•	pay him his accrued and unpaid salary and vacation time as of the date of termination.

In addition, under the terms of Mr. Hockemeier’s option agreements, in the event of a change of control of the Company, 50% of his unvested stock options will vest, which, as of April 18, 2006, would result in the accelerated vesting of 21,590 shares of common stock, with the remaining unvested stock options, or 21,591 shares of common stock, vesting monthly and equally over the remaining portion of the vesting term of the respective option grants, provided that Mr. Hockemeier is employed by the Company or a subsidiary (including as a director or a consultant of the Company or a subsidiary) on the applicable vesting dates. If Mr. Hockemeier is terminated in connection with a change of control of the Company for a reason other than cause, 100% of his unvested stock options will vest, which, as of April 18, 2006, would result in the accelerated vesting of 43,181 shares of common stock.

Pursuant to Mr. Hockemeier’s restricted stock unit agreement, 50% of his unvested restricted stock units will vest upon the closing of a change of control of the Company, which, as of April 18, 2006, would result in accelerated vesting of 33,335 restricted stock units, and 100% of his unvested restricted stock units will vest if Mr. Hockemeier is terminated within 12 months of a change of control of the Company for a reason other than cause, which, as of April 18, 2006, would result in accelerated vesting of 66,670 restricted stock units. In addition, if the acquirer in the change of control of the Company does not agree to assume or continue the restricted stock unit grant after the closing of the change of control, then 100% of his unvested restricted stock units will vest immediately prior to the closing of the change of control, which, as of April 18, 2006, would result in accelerated vesting of 66,760 restricted stock units.

Pursuant to Mr. Hockemeier’s restricted stock award agreement, in the event of a change of control of the Company, 50% of his unvested shares of restricted common stock will vest, which, as of April 18, 2006, would result in the accelerated vesting of 23,437 shares, with the remaining unvested shares of restricted common stock, or 23,438 shares, vesting annually and equally over the remaining portion of the vesting term of the restricted common stock grant. In addition, if Mr. Hockemeier is terminated within 12 months of a change of control of the Company for a reason other than cause, then 100% of his unvested shares of restricted common stock will vest, which, as of April 18, 2006, would result in accelerated vesting of 46,875 shares.

Mr. Hockemeier’s letter agreement also contains nondisclosure, noncompetition and nonsolicitation provisions. The nondisclosure provisions provide for protection of our confidential information. The noncompetition and nonsolicitation provisions of Mr. Hockemeier’s letter agreement prevent Mr. Hockemeier from competing with us or soliciting our employees for a period of two years if his employment is terminated by us for cause or by him without good reason, or for a period of one year if his employment is terminated for any other reason.

John J. Roberts. We entered into a letter agreement with Mr. Roberts, our chief financial officer, dated March 31, 2004. Mr. Roberts currently receives an annual base salary of $280,000, subject to an annual increase upon review by our Board. Mr. Roberts’ agreement also provides that Mr. Roberts is eligible for a 45% target bonus, based upon the achievement of assigned performance goals and subject to the approval of our Board.

Under the terms of Mr. Roberts’ letter agreement, either we or Mr. Roberts may terminate his employment at any time upon 60 days’ notice. If Mr. Roberts’ employment is terminated without cause, we are required to:

•	pay him severance in an amount equal to his base salary for a period of six months at the rate in effect on the date of termination, which, as of April 18, 2006, would amount to a payment of $140,000;

•	reimburse him for certain COBRA payments for six months following the date of termination, which, as of April 18, 2006, would amount to a payment of $4,800;

•	pay him an amount equal to employer contributions to our retirement plan for six months following the date of termination, assuming he contributed the maximum amount to such plan, which, as of April 18, 2006, would amount to a payment of $8,400; and

•	pay him his accrued and unpaid salary and vacation time as of the date of termination.

In addition, under the terms of Mr. Roberts’ option agreement, in the event of a change of control of the Company, 50% of his unvested stock options will vest, which, as of April 18, 2006, would result in the accelerated vesting of 10,677 shares of common stock, with the remaining unvested stock options, or 10,678 shares of common stock, vesting monthly and equally over the remaining portion of the vesting term of the option grant, provided that Mr. Roberts is an employee or officer of, or consultant or advisor to, the Company or any parent or subsidiary of the Company on the applicable vesting dates. If Mr. Roberts is terminated within 12 months of a change of control of the Company for a reason other than cause, or if the acquirer in the change of control of the Company does not agree to assume or continue the option grant after the closing of the change of control, then 100% of his unvested stock options will vest, which, as of April 18, 2006, would result in the accelerated vesting of 21,355 shares of common stock.

Pursuant to Mr. Roberts’ restricted stock unit agreement, 50% of his unvested restricted stock units will vest upon the closing of a change of control of the Company, which, as of April 18, 2006, would result in accelerated vesting of 30,000 restricted stock units, and 100% of his unvested restricted stock units will vest if Mr. Roberts is terminated within 12 months of a change of control of the Company for a reason other than cause, which, as of April 18, 2006, would result in accelerated vesting of 60,000 restricted stock units. In addition, if the acquirer in the change of control of the Company does not agree to assume or continue the restricted stock unit grant after the closing of the change of control, then 100% of his unvested restricted stock units will vest immediately prior to the closing of the change of control, which, as of April 18, 2006, would result in accelerated vesting of 60,000 restricted stock units.

Mr. Roberts’ letter agreement also contains noncompetition and nonsolicitation provisions. The noncompetition and nonsolicitation provisions of Mr. Roberts’ letter agreement prevent Mr. Roberts from competing with us or soliciting our customers, suppliers or employees for a period of six months following the termination of his employment.

Mr. Roberts has also entered into our standard nondisclosure agreement, which provides for protection of our confidential information.

Peter P. Sach. We entered into a letter agreement with Mr. Sach, our chief information officer, dated July 12, 2001. Mr. Sach currently receives an annual base salary of $275,000, subject to an annual increase upon review by our Board. Mr. Sach’s agreement also provides that Mr. Sach is eligible for a 45% target bonus, based upon the achievement of assigned performance goals and subject to the approval of our Board.

Under the terms of Mr. Sach’s letter agreement, either we or Mr. Sach may terminate his employment at any time upon 60 days’ notice. If Mr. Sach’s employment is terminated by the Company without cause, we are required to:

•	pay him severance in an amount equal to 12 months’ base salary at the rate in effect on the date of termination, which, as of April 18, 2006, would amount to a payment of $275,000;

•	reimburse him for certain COBRA payments for 12 months following the date of termination, which, as of April 18, 2006, would amount to a payment of $9,600;

•	pay him an amount equal to employer contributions to our retirement plan for 12 months following the date of termination, assuming he contributed the maximum amount to such plan, which, as of April 18, 2006, would amount to a payment of $8,400; and

•	pay him his accrued and unpaid salary and vacation time as of the date of termination.

In addition, under the terms of Mr. Sach’s option agreement, in the event of a change of control of the Company, 50% of his unvested stock options will vest, which, as of April 18, 2006, would result in the accelerated vesting of 2,138 shares of common stock, with the remaining unvested stock options, or 2,139 shares of common stock, vesting monthly and equally over the remaining portion of the vesting term of the option grant, provided that Mr. Sach is employed by the Company or a subsidiary (including as a director or a consultant of the Company or a subsidiary) on the applicable vesting dates. If Mr. Sach is terminated in connection with a change of control of the Company for a reason other than cause, 100% of his unvested stock options will vest, which, as of April 18, 2006, would result in the accelerated vesting of 4,277 shares of common stock.

Pursuant to Mr. Sach’s restricted stock unit agreement, 50% of his unvested restricted stock units will vest upon the closing of a change of control of the Company, which, as of April 18, 2006, would result in accelerated vesting of 11,240 restricted stock units, and 100% of his unvested restricted stock units will vest if Mr. Sach is terminated within 12 months of a change of control of the Company for a reason other than cause, which, as of April 18, 2006, would result in accelerated vesting of 22,500 restricted stock units. In addition, if the acquirer in the change of control of the Company does not agree to assume or continue the restricted stock unit grant after the closing of the change of control, then 100% of his unvested restricted stock units will vest immediately prior to the closing of the change of control, which, as of April 18, 2006, would result in accelerated vesting of 22,500 restricted stock units.

Mr. Sach’s letter agreement also contains nondisclosure, noncompetition and nonsolicitation provisions. The nondisclosure provisions provide for protection of our confidential information. The noncompetition and nonsolicitation provisions of Mr. Sach’s letter agreement prevent Mr. Sach from competing with us or soliciting our employees for a period of one year following the termination of his employment.

Chi K. Eng. We entered into a letter agreement with Mr. Eng, our general counsel and secretary, effective October 11, 2002. Mr. Eng currently receives an annual base salary of $200,000. Mr. Eng’s letter agreement also provides that Mr. Eng is eligible to receive bonuses, based upon the achievement of certain individualized performance goals and in the event that we meet financial objectives. Mr. Eng is currently eligible for a 45% target bonus, based upon the achievement of assigned performance goals and subject to the approval of our Board.

Under Mr. Eng’s letter agreement, either the Company or Mr. Eng may terminate his employment at any time for any reason without notice. If Mr. Eng’s employment is terminated by the Company without cause, we are required to:

•	pay him severance in an amount equal to six months’ base salary at the rate in effect on the date of termination, which, as of April 18, 2006, would amount to a payment of $100,000;

•	reimburse him for certain COBRA payments for a period of six months following the date of termination, which, as of April 18, 2006, would amount to a payment of $4,800;

•	pay him an amount equal to employer contributions to our retirement plan for six months following the date of termination, assuming he contributed the maximum amount to such plan, which, as of April 18, 2006, would amount to a payment of $8,400; and

•	pay him his accrued and unpaid salary and vacation time as of the date of termination.

Pursuant to Mr. Eng’s restricted stock unit agreement, 50% of his unvested restricted stock units will vest upon the closing of a change of control of the Company, which, as of April 18, 2006, would result in accelerated vesting of 7,500 restricted stock units, and 100% of his unvested restricted stock units will vest if Mr. Eng is terminated within 12 months of a change of control of the Company for a reason other than cause, which, as of April 18, 2006, would result in accelerated vesting of 15,000 restricted stock units. In addition, if the acquirer in the change of control of the Company does not agree to assume or continue the restricted stock unit grant after the closing of the change of control, then 100% of his unvested restricted stock units will vest immediately prior to the closing of the change of control, which, as of April 18, 2006, would result in accelerated vesting of 15,000 restricted stock units.

Pursuant to Mr. Eng’s restricted stock award agreement, in the event of a change of control of the Company, 50% of his unvested shares of restricted common stock will vest, which, as of April 18, 2006, would result in the accelerated vesting of 2,566 shares, with the remaining unvested shares of restricted common stock, or 2,567 shares, vesting annually and equally over the remaining portion of the vesting term of the restricted common stock grant. In addition, if Mr. Eng is terminated within 12 months of a change of control of the Company for a reason other than cause, then 100% of his unvested shares of restricted common stock will vest, which, as of April 18, 2006, would result in accelerated vesting of 5,133 shares.

Mr. Eng’s letter agreement also contains noncompetition and nonsolicitation provisions. The noncompetition and nonsolicitation provisions of Mr. Eng’s letter agreement prevent Mr. Eng from competing with us for a period of six months following the termination of his employment or soliciting our customers, suppliers or employees for a period of one year following the termination of his employment.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Director Compensation

For a discussion of options and restricted common stock granted to our directors, please see the section entitled “Board Structure and Compensation—Director Compensation” beginning on page 12 of this Proxy Statement.

Executive Compensation and Employment Agreements

For a discussion of additional information on compensation of our executive officers, please see the section entitled “Information about Executive Compensation” beginning on page 14 of this Proxy Statement. For information regarding employment agreements with our executive officers please see the section entitled “Information about Executive Compensation—Employment Agreements” beginning on page 17 of this Proxy Statement.

CODE OF CONDUCT

Our Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company. Violations of the Code of Business Conduct and Ethics, including those involving accounting, internal accounting controls or auditing matters may be reported to the Company’s General Counsel, who our Board has designated as the compliance officer for the implementation and administration of the Code of Business Conduct and Ethics. A copy of the Code of Business Conduct and Ethics can be obtained from the Company’s website at www.arbinet.com, without charge.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has furnished the following report:

Among the Compensation Committee’s various functions, the Compensation Committee establishes and reviews the salaries and other compensation paid to our executive officers. The Compensation Committee reviews its charter annually and reports to our Board recommended changes, if any. In 2005, the Compensation Committee engaged an outside consultant, Aon/Radford Surveys + Consulting (“Aon Consulting”), to assist us in the review of the Company’s compensation philosophy, as well as the design and implementation of compensation programs that advance both the short and long term interests of stockholders while also ensuring that the Company is able to retain and attract highly skilled executive talent. Aon Consulting serves at the discretion of the Compensation Committee, which has sole discretion to hire and fire Aon Consulting. The Compensation Committee is continuing to work with Aon Consulting in the design of the Company’s 2006 short and long term incentive programs.

This report summarizes the policies followed in setting compensation for our executive officers in 2005 and the actions taken.

Executive Compensation Philosophy

The fundamental objectives of our executive compensation policies are to ensure that executives are provided incentives and compensated in a way that advances both the short- and long-term interests of stockholders while also ensuring that we are able to retain and attract highly skilled executive talent.

We approach this objective through three key components:

•	Annual base salary;

•	Performance based annual short-term incentive compensation, typically made in the form of cash bonuses; and

•	Periodic awards of long-term stock-based compensation, such as stock options, restricted stock, restricted stock units, and performance based shares.

In determining compensation opportunities for executives, each of these components of compensation, and total compensation, is compared to compensation data of a set of peer companies carefully selected based upon industry focus, revenue levels, productivity and other factors, across the telecommunications, exchange and high technology industries, as well as in other industries (the “peer companies”). This peer company data, combined with other industry based survey data, provided a baseline upon which to review the Company’s executive compensation. The Compensation Committee believes that the peer companies used to determine executive compensation appropriately reflect the market in which we compete for executive talent.

Base Salary

As a result of the analysis of compensation information for the peer companies, and taking into consideration both recent and expected overall performance of the Company, at the November 2005 meeting of our Board, the Compensation Committee reviewed with our Board changes to the base salary compensation of the Company’s executive officers to provide better alignment of our objective of targeting the 50th percentile of the market for similar positions within the peer companies. The Compensation Committee also recommended an increase in the Chief Executive Officer’s base compensation.

Short-term Incentive Compensation

Our annual short-term incentive compensation plan is designed to motivate and reward eligible employees for their contributions by making a significant portion of their cash compensation dependent upon Company and individual performance. The short term incentive compensation plan establishes the terms under which annual cash bonus compensation will be paid to our eligible employees, including our executive officers.

For 2005, the short term incentive compensation program payouts rested on the following three variables: (1) the executive officer’s annual incentive target amount; (2) achievement of two enterprise-wide performance objectives, including net revenue and net income, and (3) individual performance objectives.

Although several of our executive officers met individual performance objectives, no bonus payouts were made to the executive officers for 2005 performance as the Compensation Committee determined, in its discretion, that a minimum level of performance was not met.

Based upon the overall 2005 review of executive compensation, the Compensation Committee instituted changes to the target short term cash incentive awards for our executive officers to provide better alignment of our objective of targeting the 50th percentile of the market for similar positions within the peer companies. In addition, each executive officer’s targets were adjusted to reflect individual performance and, as a result, the short-term incentive targets for each executive officer may be greater or lesser than the 50th percentile benchmark. The Compensation Committee also recommended an increase in the Chief Executive Officer’s 2006 short term incentive compensation target.

Long-term Incentive Compensation

Early in 2005, the Compensation Committee reviewed the equity based incentive programs, with particular emphasis on retention of employees based upon the number of unvested stock options in comparison to their overall compensation. As a result of this review and consistent with a review by our Board, the Company issued new stock options to employees with four year vesting, including our executives, in February 2005 to further align their long term interests with stockholders. These stock options were granted on February 23, 2005 and have an exercise price of $25.15 per share.

The Compensation Committee, upon its engagement of Aon Consulting, immediately began to review retention issues that had developed among employees hired over the previous 15 months, and the employee base in general, due to the number of unvested stock options that were significantly out of the money. The Compensation Committee was concerned with retention of newly hired executive officers and the executive team and employee base in general. Based upon a review of various alternative retention vehicles and consultation with our Board, in August 2005, the Compensation Committee accelerated the vesting of all options with an exercise price of greater than $10.00 per share, which was deemed to reduce expense associated with unproductive former equity grants. The Compensation Committee also granted restricted stock units equal to approximately one-third the number of such accelerated options with an exercise price greater than $10.00 per share, which vest over a three year period. This grant was deemed less dilutive for stockholders and more retentive in nature for executive officers and key employees than other alternative long term incentive vehicles available to help realign interests and stave off retention oriented issues.

In addition, the Compensation Committee awarded one executive officer (but not the Chief Executive Officer) plus two employees additional stock option grants to further enhance the retentive value of their long term incentive holdings.

CEO Compensation

The Compensation Committee established the Chief Executive Officer’s total annual compensation based on the size, complexity and historical performance of our business and the specific challenges faced by us during the year, an analysis of compensation information for chief executive officers at the peer companies, and other industry factors. No specific weight was assigned to any of the criteria relative to the Chief Executive Officer’s compensation.

With respect to the Chief Executive Officer’s base salary, it is the Compensation Committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by corporate performance factors. The Chief Executive Officer was also eligible for a cash bonus for the 2005 fiscal year, 70% of which was based on the weighted achievement of the Company’s net revenue, net income, and 30% of which was based on individual performance objectives, such as strategic planning, growing the Company, corporate governance, and continuing to focus on the long-term interests of stockholders. Based on the Company’s performance for the 2005 fiscal year, no cash bonus was awarded to the Chief Executive Officer.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and the best interest of our stockholders, after taking into consideration changing business conditions and the performance of our employees. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s growth and financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. However, for the 2005 fiscal year, the total amount of compensation paid by the Company (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible and not affected by the Section 162(m) limitation.

By the Compensation Committee of the Board of Directors.

Roger H. Moore (Chairman)

Michael J. Donahue

Deborah Rieman, Ph.D.

(As currently constructed)

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has furnished the following report:

To the Board of Directors of Arbinet-thexchange, Inc.:

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent registered public accounting firm, the matters required to be discussed by SAS 61.

•	Received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accounting firm its independence.

•	Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors.

Michael J. Ruane, Chairman

Robert C. Atkinson

Roger H. Moore

AUDIT FEES AND ALL OTHER FEES

Our Board has selected the accounting firm of Ernst & Young LLP, independent registered public accounting firm, to serve as our independent auditors for the 2006 fiscal year. Fees paid to Ernst & Young for each of the last two fiscal years are listed in the following table:

Year ended December 31,	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2005	$934,766	$—	$15,485	$—
2004	$669,375	$—	$21,850	$—

Audit Fees

Audit fees include fees for professional services rendered for the audit of our annual financial statements, review of our financial statements on a quarterly basis and statutory audits required internationally. In 2004, audit fees included $395,000 related to the Company’s initial public offering.

Audit-Related Fees

There were no fees billed in fiscal year 2005 or 2004 for professional services rendered by Ernst & Young for audit-related services.

Tax Fees

Tax fees consist of services performed by our independent registered public accounting firm’s tax division, except those related to the audit and include fees for international tax compliance.

All Other Fees

There were no fees billed in fiscal year 2005 or 2004 for professional services rendered by Ernst & Young for products and services that are not disclosed above.

AUDIT COMMITTEE PRE-APPROVAL OF

AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the Securities and Exchange Commission. These services may include audit services, audit-related services, tax services and other services. Each year, the Audit Committee approves the appointment of the independent registered public accounting firm to audit our financial statements, including the associated fee. Of the services described in the section of this Proxy Statement entitled “Audit Fees and All Other Fees,” 100% of such services were approved by the Audit Committee. The Audit Committee has considered whether the provisions of such services, including non-audit services, by Ernst & Young is compatible with maintaining Ernst & Young’s independence and has concluded that it is compatible.

COMPARATIVE PERFORMANCE GRAPH

The following line graph compares the change in the cumulative total stockholder return on our common stock since the Company’s initial public offering with the cumulative total return of the Russell 2000 Index (“Russell”) and the NASDAQ Telecommunications Index (“NASDAQ Telecom”). The graph assumes that $100 was invested at December 16, 2004, the date of Company’s initial public offering, in our common stock, the Russell index and the NASDAQ Telecom index. Dividend reinvestment has been assumed and, with respect to companies in the NASDAQ Telecom, the returns of such companies have been weighted at each measurement point to reflect relative stock market capitalization. The historical information set forth below is not necessarily indicative of future performance.

ASSUMES $100 INVESTED ON DECEMBER 16, 2004

ASSUMES DIVIDENDS REINVESTED

THROUGH FISCAL YEAR ENDING DECEMBER 31, 2005

	12/16/2004	12/31/2004	12/31/2005
Arbinet-thexchange, Inc.	$100	141.89	40.06
Russell	$100	101.55	106.17
NASDAQ Telecom	$100	104.43	99.23

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors and executive officers of the Company and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership of, and changes in ownership of, Company securities with the Securities and Exchange Commission. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file. Except as described below, to the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all filings required to be made by the Company’s Section 16(a) reporting persons during fiscal year 2005 were made on a timely basis. Mr. Eng did not timely file a Form 4 with respect to the purchase of 3,000 shares of common stock on December 21, 2004. This transaction was reported on a Form 4 filed on January 6, 2005. Mr. Hockemeier did not timely file a Form 4 with respect to the purchase of 400 shares of common stock on August 18, 2005. This transaction was reported on a Form 4 filed on August 29, 2005.

Directors’ Attendance at Annual Meeting of Stockholders

It is the policy of our Board that all directors attend the annual meeting of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by such director with the Chairman of the Board. Each of Messrs. Craig, Kingsley and Ruane and Dr. Rieman attended the 2005 Annual Meeting of Stockholders.

Director Candidates

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, whether proposed by a stockholder or any other party, our Nominating and Corporate Governance Committee will apply the criteria contained in the committee’s charter. These criteria include a reputation for integrity, honesty and adherence to high ethical standards, the candidate’s understanding of and experience in the telecommunications or internet services industries, understanding of and experience in accounting oversight and governance, finance and marketing and leadership experience with public companies or other significant organizations, sound business judgment and shall be expected to effectively interact with other members of our Board to serve the long-term interests of the Company and our stockholders. For more information on the criteria considered by the Nominating and Corporate Governance Committee, see the Nominating and Corporate Governance Committee’s Charter, which is available on the Company’s website at www.arbinet.com. We believe that the backgrounds and qualifications of our directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business.

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, information about the relationship between the candidate and the recommending stockholder, the consent of the candidate to serve as a director and proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned to: Nominating and Corporate Governance Committee, c/o Arbinet-thexchange, Inc., 120 Albany Street; Tower II;

Suite 450, New Brunswick, New Jersey 08901, Attention: Secretary, at least 120 days before the one-year anniversary of the date of mailing of our proxy materials for the prior year’s annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chairman of the Board is primarily responsible for monitoring communications from our stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Stockholders who wish to send communications on any topic to our Board as a whole should send such communication to the attention of the Chairman of the Board via U.S. Mail (including courier or expedited delivery service) to Arbinet-thexchange, Inc., 120 Albany Street; Tower II; Suite 450, New Brunswick, New Jersey 08901 or by facsimile at (732) 509-9101.

Stockholders who wish to send communications on any topic to an individual director in his capacity as a member of our Board, may send such communications to the attention of the individual director via U.S. Mail (including courier or expedited delivery service) to Arbinet-thexchange, Inc., 120 Albany Street; Tower II; Suite 450, New Brunswick, New Jersey 08901 or by facsimile at (732) 509-9101.

Stockholder Proposals to be Presented at the Next Annual Meeting

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible stockholder desires to have presented at the 2007 Annual Meeting of Stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the 2007 Annual Meeting, will be included in the Company’s proxy statement and related proxy card if it is received by the Company no later than January 5, 2007. However, if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we print and mail our proxy materials. For stockholder proposals for the 2007 Annual Meeting of Stockholders not to be included in our proxy materials, the deadline is March 19, 2007. If a stockholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2007 Annual Meeting of Stockholders. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

Financial Statements

The financial statements of the Company are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which has been provided to stockholders concurrently herewith. Such report and the financial statements contained in the Company’s Annual Report on Form 10-K are not to be considered a part of this soliciting material.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Compensation Committee of the Board of Directors,” “Comparative Performance Graph,” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Other Annual Meeting Matters

Representatives from Ernst & Young will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and such representatives will be available to respond to appropriate questions.

Our Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If, however, other matters properly do come before the meeting, it is the intention of the persons named as proxy agents in the enclosed WHITE proxy card to vote upon such matters in accordance with the recommendation of our Board.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED WHITE PROXY CARD TODAY.

By Order of the Board of Directors,

CHI K. ENG

Secretary

New Brunswick, New Jersey

May 3, 2006

APPENDIX A

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN

THE COMPANY’S SOLICITATION OF PROXIES

The following sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, nominees and executive officers of the Company who, under Securities and Exchange Commission rules, may be deemed “participants” in the Company’s solicitation of proxies from its stockholders in connection with the 2006 Annual Meeting of Stockholders.

Directors and Nominees

The principal occupations of the Company’s directors and nominees who may be deemed participants in the Company’s solicitation are set forth in the section of this Proxy Statement entitled “Election of Directors.” The business addresses of the Company’s directors and director nominee are as follows:

Name	Business Address
Robert C. Atkinson	Columbia University 3022 Broadway, Room 1A New York, New York 10027

Anthony L. Craig	Arbinet-thexchange, Inc. 120 Albany Street Tower II, Suite 450 New Brunswick, New Jersey 08901

Michael J. Donahue	Arbinet-thexchange, Inc. 120 Albany Street Tower II, Suite 450 New Brunswick, New Jersey 08901

J. Curt Hockemeier	Arbinet-thexchange, Inc. 120 Albany Street Tower II, Suite 450 New Brunswick, New Jersey 08901

Roger H. Moore	Arbinet-thexchange, Inc. 120 Albany Street Tower II, Suite 450 New Brunswick, New Jersey 08901

Leo Pound	Pound Consulting Inc. 725 Golf View Road Moorestown, New Jersey 08057

Michael J. Ruane	SunGard Data Systems, Inc. 680 East Swedesford Road Wayne, Pennsylvania 19087

Executive Officers

The principal occupations of the Company’s executive officers who may be deemed “participants” in the Company’s solicitation of proxies are set forth below. Unless otherwise indicated, the principal occupation refers to such person’s position with the Company, and the business address is Arbinet-thexchange, Inc., 120 Albany Street, Tower II, Suite 450, New Brunswick, New Jersey 08901.

Name	Principal Occupation
J. Curt Hockemeier	President and Chief Executive Officer
John J. Roberts	Chief Financial Officer
Peter P. Sach	Chief Information Officer and Senior Vice President of Operations
Chi K. Eng	General Counsel and Secretary

Information Regarding Ownership of the Company’s Securities by Participants

None of the persons listed above under “Directors and Nominees” and “Executive Officers” owns any of the Company’s securities of record but not beneficially. The number of shares of common stock of the Company held by directors, the nominees and the named executive officers as of April 18, 2006, is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales during the past two years of shares of common stock of the Company by the persons listed above under “Directors and Nominees” and “Executive Officers.” Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

Name	Date	Purchase/Sales of Common Stock (number of shares)	Note
Anthony L. Craig	August 18, 2005	Purchase, 50 shares of Common Stock	$6.25
Anthony L. Craig	August 18, 2005	Purchase, 300 shares of Common Stock	$6.27
Anthony L. Craig	August 18, 2005	Purchase, 200 shares of Common Stock	$6.29
Anthony L. Craig	August 18, 2005	Purchase, 9,500 shares of Common Stock	$6.30
Anthony L. Craig	December 21, 2004	Sale, 25,000 shares of Common Stock	$16.275
Anthony L. Craig	April 27, 2006	Exercise of stock options, 184,861 shares of Common Stock	$0.16
J. Curt Hockemeier	August 18, 2005	Purchase, 400 shares of Common Stock	$6.25
J. Curt Hockemeier	August 8, 2005	Purchase, 5,000 shares of Common Stock	$6.11
J. Curt Hockemeier	April 26, 2006	Exercise of stock options, 237,099 shares of Common Stock	$0.16
J. Curt Hockemeier	May 1, 2006	Exercise of stock options, 5,055 shares of Common Stock	$0.16
Chi K. Eng	December 21, 2004	Purchase, 3,000 shares of Common Stock	$17.50

Miscellaneous Information Concerning Participants

Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, to the best of the Company’s knowledge, no person listed above under “Directors and Nominees” and “Executive Officers” or any

of his “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of Arbinet or any of its subsidiaries. Furthermore, except as described in this Appendix A or otherwise disclosed in this Proxy Statement, to the best of the Company’s knowledge, no such person or any of his associates is either a party to any transaction or series of similar transactions since December 31, 2005, or any currently proposed transaction or series of similar transactions (1) to which the Company or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $60,000 and (3) in which such person or associate had or will have a direct or indirect material interest.

To the best of the Company’s knowledge, except as described in this Appendix A or otherwise disclosed in this Proxy Statement, no person listed above under “Directors and Nominees” and “Executive Officers” or any of his associates has entered into any arrangement or understanding with any person with respect to (1) any future employment with the Company or its affiliates, or (2) any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, to the best of the Company’s knowledge, there are no contracts, arrangements or understandings by any of the persons listed under “Directors and Nominees” and “Executive Officers” within the past year with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, to the best of the Company’s knowledge, no persons listed under “Directors and Nominees” and “Executive Officers” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2006 Annual Meeting of Stockholders (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest).

If you have any questions

or need assistance in voting your shares,

please call Innisfree M&A Incorporated,

toll-free at (888) 750-5834.

¯PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.¯

☒PLEASE MARK VOTES

AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

1. Proposal to elect the following persons as Class II directors to serve until the 2009 Annual Meeting and until their respective successors are duly elected and qualified	FOR ALL NOMINEES ☐	WITHHOLD FROM ALL NOMINEES ☐
Nominees: (01) Michael J. Donahue (02) Leo J. Pound

☐ __________________________________________ For all nominees except as noted above

2. To consider and act upon any other business that may properly come before the Annual Meeting or at any adjournments or postponements of that meeting.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company’s 2005 Annual Report and hereby revoke(s) any proxy or proxies heretofore given.

Date:___________________________________________________________

_______________________________________________________________
Signature of Stockholder

_______________________________________________________________
Signature of Stockholder

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.¯

ARBINET-THEXCHANGE

FORM OF REVOCABLE PROXY

Annual of Stockholders

To Be Held On June 15, 2006 at 9:00 a.m., local time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Robert C. Atkinson and J. Curt Hockemeier, and each or any of them, as proxies (the “Proxies”) of the undersigned, with full power to act without the other and with full power of substitution in each, and hereby authorizes each of them to represent and to vote all shares of common stock, par value $0.01 per share, of Arbinet-thexchange, Inc., a Delaware corporation (the “Company”), which the undersigned may be entitled to vote, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the University Inn and Conference Center at Rutgers, 178 Ryders Lane, New Brunswick, New Jersey on Thursday, June 15, 2006, at 9:00 a.m., local time, and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present. The Proxies are authorized to vote as indicated herein upon the matters set forth herein and in their discretion upon all other matters that may properly come before the Annual Meeting.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the proposal set forth on the reverse side. In their discretion, the Proxies are each authorized to vote upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed postage-paid envelope.

Your shares of the Company’s common stock will not be voted unless a proxy form is signed and returned or the shares are voted in person at the Annual Meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON REVERSE SIDE AND RETURN PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.